Exhibit 99.1

L  I  N  C  O  L  N     E  L  E  C  T  R  I  C    H  O  L  D  I  N  G  S  ,     I  N  C  .

22801 Saint Clair Avenue — Cleveland, Ohio 44117 — U.S.A

N E W S — R E L E A S E

LINCOLN ELECTRIC ACQUIRES AN INTEREST IN BURLINGTON AUTOMATION

Expands Offering in Robotic Plasma Cutting Systems

CLEVELAND, OH, Monday, November 18, 2013 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired an ownership interest in Burlington Automation Corporation.

Burlington Automation is a leader in the design and manufacture of 3D robotic plasma cutting systems. Based in Hamilton, Ontario, Canada, the company serves a wide base of customers in the structural steel, construction, oil and gas and general fabrication markets in North America. The company’s main products are sold under the brand PythonX®.

“Burlington Automation broadens our portfolio of automated cutting and welding process solutions and strengthens our automation strategy,” said Christopher L. Mapes, Chief Executive Officer. “Their proprietary technology complements our current automated cutting and welding systems by enabling customers to increase productivity and improve quality while reducing capital investment and floor space.”

“We are pleased to partner with Lincoln Electric,” said Rob Tyler, President of Burlington Automation. “Lincoln’s market strength and worldwide reach will enable Burlington Automation to continue to design leading manufacturing systems while better serving new and existing customers across our growing business.”

Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com